As filed with the Securities and Exchange Commission on February 9, 2005

Registration No. – 333-121894

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO
Form F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Glamis Gold Ltd.

(Exact name of Registrant as specified in its charter)

British Columbia	1041	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5190 Neil Road, Suite 310
Reno, Nevada 89502
(775) 827-4600
(Address and telephone number of Registrant’s principal executive offices)

Charles A. Jeannes, Esq.
Senior Vice President, Administration,
General Counsel and Secretary
Glamis Gold Ltd.
5190 Neil Road, Suite 310, Reno, Nevada 89502
(775) 827-4600

(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

David S. Stone, Esq. Neal, Gerber & Eisenberg LLP Two North LaSalle Street Suite 2200 Chicago, Illinois 60602 (312) 269-8000	G. Barry Finlayson, Esq. Lang Michener 1500 Royal Centre P.O. Box 11117 1055 West Georgia Street Vancouver, British Columbia V6E4N7 (604) 689-9111

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box)

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check the appropriate box below).

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on.

3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑ after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities	Amount to be	aggregate offering	Amount of
to be registered	registered (1)	price (2)	registration fee (3)
Common Shares	193,314,694	US $2,856,644,848	US $336,228

(1) Represents the maximum number of Glamis Gold Ltd. (“Glamis”) common shares estimated to be issuable upon consummation of the exchange offer for all of the outstanding common shares of Goldcorp Inc. (“Goldcorp”) calculated as the product of (a) 210,124,667, which is the estimated number of outstanding Goldcorp common shares as of December 22, 2004 (assuming full conversion of all outstanding exercisable options and warrants for Goldcorp common shares), and (b) the exchange ratio of 0.92 Glamis common shares for each Goldcorp common share.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) $13.595, which is the average of high and low sale prices of Goldcorp common shares as reported on the New York Stock Exchange on December 8, 2004, and (ii) 210,124,667, which is the estimated number of outstanding Goldcorp common shares as of December 22, 2004 (assuming full conversion of all outstanding exercisable options and warrants for Goldcorp common shares).

(3) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

     This Amendment No. 2 amends and supplements the registration statement on Form F-10 (as amended, the “Registration Statement”) filed on January 7, 2005, by Glamis Gold Ltd., a British Columbia corporation (“Glamis”) relating to the third party tender offer made pursuant to the offer to purchase and circular dated January 7, 2005 (as amended or supplemented from time to time, the “Offer and Circular”) and in the related Letter of Transmittal. Upon the terms and subject to the conditions described in the Offer and Circular and Letter of Transmittal, Glamis is offering to purchase all outstanding common shares of Goldcorp Inc., an Ontario, Canada, corporation (“Goldcorp”).

     Filed herewith as Exhibit 4.14 and incorporated herein by reference, is the Notice of Variation and Extension, dated February 7, 2005 (the “Notice”), which amends the terms and conditions described in the Offer and Circular, including by extending the offer described therein from February 14, 2005 to February 24, 2005, and increasing the consideration Glamis is offering to Goldcorp shareholders from 0.89 of a Glamis share to 0.92 of a Glamis common shares for each outstanding common share of Goldcorp.

PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

     Under the BCBCA, current or former directors or officers of a company or an associated corporation, or any of their heirs and personal or other legal representatives, are eligible to be indemnified by the company (“eligible party”).

     A company may indemnify an eligible party against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of certain proceedings incurred in connection with eligible proceedings and certain associated reasonable expenses. In certain circumstances, a company may advance expenses.

     A company must not indemnify an eligible party in certain circumstances, including where the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or where, in proceedings other than civil proceedings, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct was lawful. In addition, a company must not indemnify an eligible party in proceedings brought against the eligible party by or on behalf of the company or an associated corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Glamis pursuant to the foregoing provisions, Glamis has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The following exhibits have been filed as part of the Registration Statement:

Exhibit	Description
2.1*	Dealer Manager Agreement with Orion Securities Inc.

2.2*	Dealer Manager Agreement with Orion Securities (USA) Inc.

4.1*	Take-Over Offer and Circular, including the Offer to Purchase, dated January 7, 2005

4.2*	Letter of Acceptance and Transmittal

4.3*	Notice of Guaranteed Delivery

4.4*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

4.5*	Letter to Clients

4.6*	Guidelines for Certification of Taxpayer Identification on Substitute Form W-9

4.7*	Annual Information Form of Glamis dated March 8, 2004 for the fiscal year ended December 31, 2003 (incorporated by reference to Glamis’ annual reports on Form 40-F filed with the Commission on March 17, 2004)

4.8*	Audited consolidated financial statements of Glamis, including notes thereto, as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, together with the auditor’s report thereon (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004)

4.9*	Management’s discussion and analysis of financial condition and results of operations of Glamis for the fiscal year ended December 31, 2003 (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004)

4.10*	Information Circular and Proxy Statement of Glamis dated March 1, 2004 distributed in connection with the annual general meeting of shareholders held on May 6, 2004 (excluding the sections entitled “Performance Graphs,” “Report of the Corporate Compensation and Nominating Committee on Compensation of Executive Officers and Others” and “Corporate Governance and Committees”) (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004)

4.11*	Unaudited interim consolidated financial statements of Glamis for the three months and nine months ended September 30, 2004 and notes thereto and management’s discussion and analysis of financial condition and results of operations for the three months and nine months ended September 30, 2004 (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on November 1, 2004)

4.12*	Material change report of Glamis dated December 20, 2004 relating to the Offer (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on December 22, 2004)

4.13*	Press Release, dated December 24, 2004 (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on December 29, 2004)

4.14	Notice of Variation and Extension, dated February 7, 2005

5.1*	Consent of Lang Michener LLP

5.2*	Consent of Neal, Gerber & Eisenberg LLP

5.3*	Consent of KPMG LLP

5.4*	Consent of James S. Vorhees

5.5*	Consent of Mine Development Associates, Inc.

5.6*	Consent of Mine Reserve Associates, Inc.

5.7*	KPMG Letter of Awareness

6.1*	Powers of Attorney (contained in the signature pages of the Registration Statement on Form F-10)

*  Previously filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

     Glamis undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (“Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

     Concurrently with the filing of the initial Registration Statement on Form F-10, Glamis filed with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Glamis shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, Country of United States of America, on February 8, 2005.

GLAMIS GOLD LTD. (Registrant)

By:	/s/ C. Kevin McArthur
C. Kevin McArthur President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed

* C. Kevin McArthur	Director, President and Chief Executive Officer (principal executive officer)	February 8, 2005

* Cheryl S. Maher	Vice President, Finance Chief Financial Officer and Treasurer (principal financial officer)	February 8, 2005

* A. Dan Rovig	Chairman of the Board of Directors	February 8, 2005

* Ian S. Davidson	Director	February 8, 2005

* Jean Depatie	Director	February 8, 2005

* P. Randy Reifel	Director	February 8, 2005

* Kenneth F. Williamson	Director	February 8, 2005

* By: /s/ C. Kevin McArthur C. Kevin McArthur Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
IN THE UNITED STATES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that he is the duly authorized United States representative of Glamis Gold Ltd. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on this 8th day of February, 2005.

By:	/s/ Charles A. Jeannes Charles A. Jeannes, Esq.

EXHIBITS

Exhibit	Description
2.1*	Dealer Manager Agreement with Orion Securities Inc.

2.2*	Dealer Manager Agreement with Orion Securities (USA) Inc.

4.1*	Take-Over Offer and Circular, including the Offer to Purchase, dated January 7, 2005

4.2*	Letter of Acceptance and Transmittal

4.3*	Notice of Guaranteed Delivery

4.4*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

4.5*	Letter to Clients

4.6*	Guidelines for Certification of Taxpayer Identification on Substitute Form W-9

4.7*	Annual Information Form of Glamis dated March 8, 2004 for the fiscal year ended December 31, 2003 (incorporated by reference to Glamis’ annual reports on Form 40-F filed with the Commission on March 17, 2004)

4.8*	Audited consolidated financial statements of Glamis, including notes thereto, as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, together with the auditor’s report thereon (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004)

4.9*	Management’s discussion and analysis of financial condition and results of operations of Glamis for the fiscal year ended December 31, 2003 (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004)

4.10*	Information Circular and Proxy Statement of Glamis dated March 1, 2004 distributed in connection with the annual general meeting of shareholders held on May 6, 2004 (excluding the sections entitled “Performance Graphs,” “Report of the Corporate Compensation and Nominating Committee on Compensation of Executive Officers and Others” and “Corporate Governance and Committees”) (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004)

4.11*	Unaudited interim consolidated financial statements of Glamis for the three months and nine months ended September 30, 2004 and notes thereto and management’s discussion and analysis of financial condition and results of operations for the three months and nine months ended September 30, 2004 (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on November 1, 2004)

4.12*	Material change report of Glamis dated December 20, 2004 relating to the Offer (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on December 22, 2004)

4.13*	Press Release, dated December 24, 2004 (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on December 29, 2004)

5.1*	Consent of Lang Michener LLP

5.2*	Consent of Neal, Gerber & Eisenberg LLP

5.3*	Consent of KPMG LLP

5.4*	Consent of James S. Vorhees

5.5*	Consent of Mine Development Associates, Inc.

5.6*	Consent of Mine Reserve Associates, Inc.

5.7*	KPMG Letter of Awareness

6.1*	Powers of Attorney (contained in the signature pages of the Registration Statement on Form F-10)